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EXHIBIT 10(f)
                                   AGREEMENT

     THIS AGREEMENT is made this 28th day of August, 1995 (the Commencement Date") by and between ___________________ (the "Executive") and Worthington Foods, Inc., an Ohio corporation (the "Corporation").


                                   BACKGROUND

     In order to induce the Executive to remain in the employ of the Corporation, the Corporation wishes to provide the Executive with certain severance benefits in the event his employment with the Corporation terminates subsequent to a change in control of the Corporation under the circumstances described herein.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings unless otherwise expressly provided in this
Agreement:

         (i) Change in Control. A "Change in Control" shall be deemed to have occurred if (A) any "person" (as that term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on the date hereof), including any "group" as such term is used in Section 13(d)(3) of the Exchange Act on the date hereof (an "Acquiring Person"), shall hereafter acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the date hereof) of shares of the outstanding stock of any class or classes of the Corporation which results in such person or group possessing more than 20% of the total voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; or (B) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions ("Transaction"), the persons who were directors of the Corporation immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation. Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement
             (a) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to, or a merger, consolidation or other reorganization involving the Corporation and the Executive, alone or with other officers of the Corporation, or any entity in which the Executive (alone or with other officers) has, directly or indirectly, a substantial equity or ownership interest or (b) in a transaction otherwise commonly referred to as a "management leveraged buyout."

        (ii) Disability. The Executive's employment shall be deemed to have been terminated for "Disability" if, as a result of his incapacity due to physical or mental illness, he shall have been absent from his duties with the Corporation on a full-time basis for the entire period of four consecutive months, and within 30 days after written notice of termination is given (which may occur before or after the end of such four-month period) he shall not have returned to the full-time performance of his duties.




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     (iii) Effective Period.  The "Effective Period" means the 36-month period following any Change in Control (even if such 36-month period shall extend beyond the term of this Agreement or any extension thereof).

     (iv) Termination for Cause. The Corporation shall have "Cause" to terminate the Executive's employment hereunder upon (A) the willful and continued refusal by the Executive substantially to perform his duties with the Corporation (other than any such refusal resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Corporation which specifically identifies the manner in which it is believed that the Executive has refused substantially to perform his duties, (B) willful failure of Executive to comply with any applicable law or regulation affecting the Corporation's business, (C) the commission by Executive of an act of fraud upon or an act evidencing dishonesty toward the Corporation, (D) conviction of Executive of any felony or misdemeanor involving moral turpitude, (E) the wrongful misappropriation by Executive of any funds, property, or rights of the Corporation, or (F) Executive's breach of any of the provisions of this Agreement.

     (v) Termination For Good Reason. "Good Reason" shall mean, unless the Executive shall have consented in writing thereto, termination by the Executive of his employment because of any of the following:

          (a) a reduction in Executive's title, duties, responsibilities or status, as compared to such title, duties, responsibilities or status immediately prior to the Change in Control or as the same may be increased after the Change in Control;

          (b) the assignment to the Executive of duties inconsistent with the Executive's office on the date of the Change in Control or as the same may be increased after the Change in Control;

          (c) a reduction by the Corporation in the Executive's base salary as in effect immediately prior to the Change in Control or as the same may be increased after the Change in Control or a reduction by the Corporation after a Change in Control in the Executive's total compensation (including bonus) so that the Executive's total cash compensation in a given calendar year is less than 90% of Executive's total compensation for the prior calendar year;

          (d) a requirement that the Executive relocate anywhere not mutually acceptable to the Executive and the Corporation or the imposition on the Executive of business travel obligations substantially greater than his business travel obligations during the year prior to the Change in Control;

          (e) the relocation of the Corporation's principal executive offices to a location outside the greater Columbus, Ohio area;









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          (f) the failure by the Corporation to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating at the time of a Change in Control (or plans providing the Executive with substantially similar benefits), the taking of any action by the Corporation which would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by the Corporation to provide him with the number of paid vacation days to which he is then entitled on the basis of years of service with the Corporation in accordance with the normal vacation policy in effect immediately prior to the Change in Control; or

          (g) any breach of this Agreement on the part of the Corporation.

     (vi) Termination for Retirement. Termination by the Corporation of the Executive's employment based on "Retirement" shall mean termination in accordance with the Corporation's normal retirement policy applicable to its salaried employees as in effect immediately prior to the Change in Control or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

     (vii) Notice of Termination. A "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

     (viii) Date of Termination. "Date of Termination" shall mean (A) if this Agreement is terminated for Disability, 30 days after a Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (B) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination, (C) if the Executive's employment is terminated by death, the date of death, and (D) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given, or, if the Corporation terminates the Executive's employment without giving a Notice of Termination, the date on which such termination is effective.


     2. TERM. Unless sooner terminated as herein provided, the term of this Agreement shall commence on the date hereof and shall continue until the third anniversary of the Commencement Date (the "Termination Date"); provided, however, that commencing on the Termination Date and on each anniversary date thereof the term of this Agreement shall automatically be extended for one additional year beyond the then existing term unless, not later than one hundred twenty (120) days immediately preceding the termination date of the existing term, the Corporation shall have given the Executive notice that it wishes to terminate this Agreement in which case the Agreement shall terminate at the end of the then existing term. The Corporation may not give such notice at any time while it has knowledge that any third person has taken steps or announced an intention to take steps reasonably calculated to effect a Change in Control, unless and until such third party has, in the reasonable opinion of the Board, abandon its




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efforts or intention to effect a Change in Control.  It is understood that no amounts or benefits shall be payable under this Agreement unless (i) there shall have been a Change in Control during the term of this Agreement and (ii) the Executive's employment is terminated at any time during the Effective Period as provided in Section 5 hereof. It is further understood that the Corporation may terminate the Executive's employment at any time after a Change in Control, subject to the Corporation providing, if required to do so in accordance with the terms hereof, the severance payments and benefits hereinafter specified, which payments and benefits shall only be available if a Change in Control has occurred prior to such termination. Prior to a Change in Control, this Agreement shall terminate immediately if Executive's employment with the Corporation is terminated for any reason, and Executive shall be entitled to no payments or benefits hereunder.


     3. SERVICES DURING CERTAIN EVENTS. In the event any person (as that term is used in Section 1(i) above) commences a tender or exchange offer, distributes proxy materials to the Corporation's shareholders or takes other steps to effect a Change in Control, the Executive agrees he will not voluntarily terminate his employment with the Corporation other than by reason of his retirement at normal retirement age, and will continue to serve as a full-time employee of the Corporation until such efforts to effect a Change in Control are abandoned or terminated or until a Change in Control has occurred.


     4. TERMINATION FOLLOWING A CHANGE IN CONTROL. Any termination of Executive's employment by the Corporation for Cause, Disability or otherwise or by the Executive for Good Reason, which, in any case, occurs at any time during the Effective Period, shall be communicated by written Notice of Termination to the other party.


     5. COMPENSATION UPON TERMINATION FOLLOWING A CHANGE IN CONTROL. The Executive shall be entitled to the severance benefits provided in Section 5 hereof if his employment is terminated within the Effective Period following a Change in Control of the Corporation (even if such Effective Period shall extend beyond the term of this Agreement or any extension thereof) unless his termination is (i) because of his death or Retirement, (ii) by the Corporation for Cause or Disability or (iii) by the Executive other than for Good Reason.

          (i) For Cause. If, at any time during the Effective Period, the Executive's employment shall be terminated for Cause, the Corporation shall pay the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Corporation shall not have any further obligations to the Executive under this Agreement.

          (ii) Death, Disability or Retirement. If, at any time during the Effective Period, the Executive's employment is terminated by reason of the Executive's death, Disability or Retirement, the Corporation shall pay to the Executive or his legal representative his full base salary through the Date of Termination, and the Corporation shall have no further obligation to the Executive or his legal representative under this Agreement after the Date of Termination.





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          (iii) For Good Reason or Without Cause.  If the Executive's employment is terminated by the Corporation for any reason other than for Cause, Disability, Retirement or death, or by the Executive for Good Reason, in either case at any time during the Effective Period, then:

               (a) The Corporation shall pay to the Executive, not later than 30 days following the Date of Termination, the Executive's accrued but unpaid base salary through the Date of Termination plus compensation for current and carried-over unused vacation and compensation days in accordance with the applicable personnel policy.

               (b) The Corporation shall pay to the Executive, not later than 30 days following the Date of Termination, an amount in cash equal to the product of (x) the average annual bonus paid to the Executive for the last three full fiscal years ending prior to the Date of Termination or, if the Executive has been employed by the Corporation for less than three full fiscal years prior to the Date of Termination, the average annual bonus paid to the Executive for the entire period of the Executive's employment prior to the Date of Termination and
(y) the fraction obtained by dividing (i) the number of days between the Date of Termination and the last day of the last full fiscal year ending prior to such date and (ii) 365.

               (c) In lieu of any further payments of salary to the Executive after the Date of Termination, the Corporation shall pay to the Executive, not later than thirty (30) days following the Date of Termination and notwithstanding any dispute between the Executive and the Corporation as to the payment to the Executive of any other amounts under this Agreement or otherwise, a lump sum cash severance payment (the "Severance Payment") equal to 2.99 times the average annual compensation which was payable to the Executive by the Corporation (or any other corporation (an "Affiliate") affiliated with the Corporation within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) and includable in the Executive's gross income for federal income tax purposes for the five taxable years ending prior to the date on which a Change in Control of the Corporation occurred (or such portion of such period during which the Executive performed personal services for the Corporation or an Affiliate). Compensation payable to the Executive by the Corporation or an Affiliate shall include every type and form of compensation includable in the Executive's gross income for federal income tax purposes in respect of the Executive's employment by the Corporation or an Affiliate.

          (iv) If any portion of the aggregate payments under Subsection 5(iii) hereof which are considered "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be determined by the Corporation's independent auditors to be nondeductible to the Corporation, then the aggregate present value of all of the amounts payable to the Executive under Subsection 5(iii) hereof shall be reduced to the maximum amount which would cause all of the payments under Subsection 5(iii) to be deductible and in such event the Executive shall have the option, but not the obligation, to designate or select those kinds of payments which shall be reduced and the order of such reductions, but failure of the Executive to make such selections within a period of 30 days following notice of the determination that a reduction is necessary will result in a reduction of all such payments, pro rata. If the Executive disagrees with the determination of the reduced amount by the Corporation's auditors, he may contest that determination by giving notice of such contest



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within 30 days of learning of the determination and may use an accountant of his choice in connection with such contest. The Corporation shall pay all of the Executive's costs in connection with such contest if the ultimate determination by the two accountants (that of the Corporation and that of the Executive) in consultation with each other, or by a third accountant jointly chosen by the two first-named accountants in the event the first two cannot agree, represents a lesser reduction in the amounts payable under Subsection 5(iii) hereof than the Corporation's independent auditors established in the first instance.
Otherwise, the Executive shall pay his own and any additional costs incurred by the Corporation in contesting such determination. If there is a final determination by the Internal Revenue Service or a court of competent jurisdiction that the Corporation overpaid amounts under Section 280G, the amount of the overpayment shall be treated as a loan to the Executive and shall be repaid immediately, together with interest on such amount at the prime rate of interest at Huntington National Bank, Columbus, Ohio, or any successor thereto, in effect from time to time. If the Internal Revenue Service or a court of competent jurisdiction finally determines, or if the Code or the regulations thereunder shall change such that the Corporation underpaid the Executive under Section 280G, the Corporation shall pay the difference to the Executive with interest as specified above.

          (v) The Executive's right to receive payments under this Agreement shall not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any plan, agreement or arrangement relating to employee benefits provided by the Corporation.

          (vi) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.


     6. SUCCESSORS; BINDING AGREEMENT.

          (i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation and its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason during the Effective Period, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as defined above and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Nothing contained in this Section 6 shall be construed to modify or affect the definition of a "Change in Control" contained in Section 1 hereof.




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          (ii) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.


     7. ARBITRATION. Any dispute or controversy arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator shall be final, conclusive and nonappealable and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by both the Corporation and the Executive. In the absence of such approval, each party shall designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and the two persons so designated shall select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. The arbitration shall be held in Columbus, Ohio or such other place as may be agreed upon at the time by the parties to the arbitration.


     8. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed in the case of the Executive, to
     ___________________________
     ___________________________
     ___________________________

and in the case of the Corporation, to the principal executive offices of the Corporation, provided that all notices to the Corporation shall be directed to the attention of the Corporation's Chief Executive Officer with copies to the Secretary of the Corporation and to its Board of Directors, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.


     9. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the State of Ohio.







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     10. VALIDITY.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                            WORTHINGTON FOODS, INC.


                                            By: ______________________________

                                            Title: ____________________________


                                            ___________________________________
                                            Executive



































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